Exhibit 99.1

Embrace Change Acquisition Corp. Receives Delisting Notice from Nasdaq and Plans to Request Hearing

SAN DIEGO, June 25, 2024 (GLOBE NEWSWIRE) -- Embrace Change Acquisition Corp. (the “Company”) (NASDAQ: EMCG), a special purpose acquisition company, today announced that on June 24, 2024, it received a Staff Delisting Determination (the “Staff Determination”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company of its noncompliance with Nasdaq’s continued listing requirements and that unless appealed and their determination reversed, the Company’s securities will be delisted from Nasdaq.

The Staff Determination was issued due to the Company’s failure to comply with the following Nasdaq’s continued listing requirements:

1. Listing Rule 5450(a)(2), which requires a minimum of 400 total shareholders;

2. Listing Rule 5250(c)(1), due to the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and its Quarterly Report on Form 10-Q for the period ended March 31, 2024.

According to the Staff Determination, unless the Company requests an appeal of the Staff Determination, trading of the Company’s securities will be suspended at the opening of business on July 3, 2024, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq.

The Company intends to timely request a hearing before a Nasdaq Hearings Panel (the “Panel”) to appeal the Staff Determination. This request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE at least pending the Panel’s decision. The Company plans to present its plan to regain compliance with the applicable listing requirements and to request continued listing pending its return to compliance.

Jingyu Wang, Chief Executive Officer of the Company, stated, “We are committed to addressing the issues raised by Nasdaq and maintaining our listing. We are actively working to increase our total shareholder count and expedite the completion of our overdue financial reports. We believe that appealing this determination and presenting our compliance plan to the Panel is in the best interests of our company and our shareholders.”

About Embrace Change Acquisition Corp.

The Company is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular business, industry, sector or geographical region.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from those anticipated in the forward-looking statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this press release might not occur.

Investor Contact:

contact@embracechange.top